Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Provides Update on Second Quarter
Revenue and Bookings

KALISPELL, MT – April 13, 2007 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today announced that revenue for the second fiscal quarter ended March 31, 2007, is expected to be in a range of $51 million and $53 million versus the company’s prior revenue forecast of between $55 million and $57 million. Net bookings for the quarter were $37.8 million versus $50.9 million in the second quarter last year. The company also updated its 2007 fiscal year revenue forecast to a range of $210 million to $230 million versus its prior forecast of between $260 million and $310 million.

Management said second quarter bookings were impacted by delays in anticipated orders, as purchasing postponements occurred in all of the company’s target markets. Semitool expects to report consolidated second quarter financial results during the week of April 23, 2007. Details related to the specific release date and associated conference call and webcast will be presented in a subsequent news release.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

This news release contains forward-looking statements, including statements related to the company’s financial guidance for fiscal 2007. It also states the company’s earnings results will be announced during the week of April 23, 2007, at which time the bookings information in this release will be supplemented with other consolidated financial results for the second quarter of fiscal year 2007. These statements are based on management’s estimates, projections and assumptions as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Many factors can adversely affect future financial performance, including cancellations and push-backs, unanticipated manufacturing and delivery considerations, customers' on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Annual Report on Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company's ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets such as Asia. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.